Exhibit 6

Execution Version

JOINDER AGREEMENT

This Joinder Agreement (this “Joinder”) is made and entered into as of November 8, 2021, by and among Open Text Corporation, a Canadian corporation (“Parent”), Zeta Merger Sub Inc., a Texas corporation (“Merger Sub”), Zix Corporation, a Texas corporation (the “Company”) and Zephyr Holdco, LLC, a Delaware limited liability company (“Zephyr”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Tender and Voting Agreement, dated as of November 7, 2021, by and among Parent, the Company and Zephyr (the “Tender and Voting Agreement”).

WHEREAS, pursuant to the Tender and Voting Agreement, Parent agreed to cause Merger Sub to execute a joinder to the Tender and Voting Agreement as soon as reasonably practicable following the date of the Tender and Voting Agreement;

WHEREAS, Merger Sub was incorporated under the Laws of the State of Texas on November 4, 2021 and is a wholly owned subsidiary of Parent;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants, representations, warranties and agreements contained in the Tender and Voting Agreement, the parties hereto agree as follows:

1. Joinder. By executing this Joinder, Merger Sub shall become a party to the Tender and Voting Agreement as of the date hereof and hereby agrees to be bound by the terms, covenants and other provisions of the Tender and Voting Agreement applicable to it as Merger Sub and shall assume all rights and obligations of the Merger Sub thereunder, with the same force and effect as if originally named therein.

2. Miscellaneous. Section 4.15 (Severability), Section 4.09 (Governing Law), Section 4.10 (Jurisdiction), Section 4.12 (Waiver of Jury Trial) and Section 4.20 (Counterparts) of the Tender and Voting Agreement shall apply mutatis mutandis to this Joinder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be executed as of the date first written above by their respective officers thereunto duly authorized.

ZIX CORPORATION

By:	/s/ David J. Wagner
Name: David J. Wagner
Title: President and Chief Executive Officer

OPEN TEXT CORPORATION

By:	/s/ Gordon A. Davies
Name: Gordon A. Davies
Title: EVP, CLO and Corporate Development

ZETA MERGER SUB INC.

By:	/s/ Gordon A. Davies
Name: Gordon A. Davies
Title: Director and Secretary

ZEPHYR HOLDCO, LLC

By:	/s/ James H. Greene, Jr
Name: James H. Greene, Jr
Title: President

(Signature Page to Joinder Agreement to Tender and Voting Agreement)